AMENDMENT NO 1.

dated April 22, 2025, to the

INVESTMENT ADVISORY AGREEMENT

dated March 31, 1999, between

BISHOP STREET FUNDS

and

BISHOP STREET CAPITAL MANAGEMENT, LLC

This Amendment to the Investment Advisory Agreement ( (the “Amendment”) is entered into as of 22nd day of April, 2025 (the “Effective Date”), by and between Bishop Street Funds, a Massachusetts business trust (the “Trust”) registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Bishop Street Capital Management, LLC (the “Adviser,” and together with the Trust, the “Parties”), a limited liability company organized under the laws of the State of Hawaii, with the Adviser’s principal place of business at 999 Bishop Street, 25th Floor, Honolulu, Hawaii 96813.

WHEREAS, Bishop Street Funds (the “Trust”) and First Hawaiian Bank have entered into an Investment Advisory Agreement dated March 31, 1999, as amended from time to time (the “Agreement”);

WHEREAS, Bishop Street Capital Management, a Hawaii corporation (the “Predecessor Entity”) and First Hawaiian Bank entered into an Assignment and Assumption Agreement dated February 22, 2000, whereby the Predecessor Entity assumed the Agreement from First Hawaiian Bank and the obligations contained therein;

WHEREAS, the Predecessor Entity reorganized as a limited liability company under the laws of the State of Hawaii on March 27, 2025; and

WHEREAS, the Adviser, through its counsel, represented to the Board of Trustees of the Bishop Street Funds that this reorganization did not constitute a change in control or otherwise implicate related concerns under the 1940 Act

NOW, THEREFORE, the Parties hereto, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, agree as follow:

1.	All references to, and obligations of, the Adviser in the Agreement are hereby understood to refer to, and be binding on, the Adviser, Bishop Street Capital Management, LLC, as the successor to the Predecessor Entity.

2.	Any and all duties of the Predecessor Entity under the terms of the Agreement are assumed without limitation by the Adviser.

3.	Any existing or future liability of the Predecessor Entity under the terms of the Agreement are assumed without limitation by the Adviser.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly-authorized officers as of the date first above written.

BISHOP STREET FUNDS

By:	/s/ Matthew M. Maher
Name: Matthew M. Maher
Title: Secretary and Vice President

BISHOP STREET CAPITAL MANAGEMENT, LLC

By:	/s/ Stephen Rodgers
Name: Stephen Rodgers
Title: CEO